Exhibit 99.1

           Innovex Announces Fourth Quarter and Fiscal 2003 Results

     Generates $759,000 Net Profit.  Revenue Grows 38% Versus Prior Year.

    MAPLE PLAIN, Minn., Nov. 3 /PRNewswire-FirstCall/ -- Innovex, Inc. (Nasdaq: INVX) today reported revenue of $41.5 million for the fiscal 2003 fourth quarter ending September 30, 2003, a 4% increase from the $39.9 million reported in the third quarter of fiscal 2003 and a 38% increase from the
$30.1 million reported for the prior year fourth quarter. The company's pretax income was $693,000 in the fourth quarter of fiscal 2003 as compared to a pretax loss of $562,000 in the third quarter of fiscal 2003 and a loss of $4.6 million in the prior year fourth quarter. The company's net income was $759,000 or $0.04 per share in the fourth quarter of fiscal 2003. This compares to a net loss of $55,000 or $0.00 per share in the third quarter of fiscal 2003 and a net loss of $2.6 million or $0.17 per share in the prior year fourth quarter.
    "We are very excited to return to profitability and achieve our fourth consecutive quarter of quarter over quarter growth. Our continued operating success can be directly attributed to the tireless dedication and effort put forth by the thousands of Innovex employees around the world," commented William P. Murnane, Innovex's President and Chief Executive Officer. "During the quarter, we experienced strength in all product segments, particularly in our stacked memory and Actuator Flex Circuit (AFC) product lines. We anticipate continuing our track record of consecutive top and bottom line improvement in our December quarter and we remain optimistic in our outlook for fiscal 2004. All major product lines are expected to generate significant year-over-year growth in fiscal 2004," stated Murnane.
    Revenue from the disk drive industry generated 77% of the Company's net sales for the quarter, integrated circuit packaging application revenue was 9%, display application revenue was 7%, network system application revenue was 4% and consumer application revenue was 3%.
    Fiscal 2003 revenue of $153.0 million was up 14% versus fiscal 2002. The company's pre-tax loss of $6.6 million for fiscal 2003 shows an improvement from the fiscal 2002 loss of $9.4 million. The company's net loss was
$3.0 million or $0.19 per share for fiscal 2003 as compared to a net loss of $3.8 million or $0.25 per share for fiscal 2002.
    The gross margin for the fiscal 2003 fourth quarter was 18% as compared to 15% for the fiscal 2003 third quarter and 6% for the fiscal 2002 fourth quarter. The improved margin as compared to the third quarter and the prior year fourth quarter was the result of higher net sales increasing the company's fixed cost leverage and efficiency improvements primarily related to the company's Six Sigma initiative.
    Operating expenses showed a 2% increase in the fiscal 2003 fourth quarter as compared to the fiscal 2003 third quarter and a 4% increase as compared to the fiscal 2002 fourth quarter. The increase in operating costs, as compared to the prior year fourth quarter, was primarily due to increased royalties paid related to higher FSA revenue and increased new product development spending.
    Cash and equivalents at September 30, 2003 increased to $21.6 million and long-term debt decreased to $9.1 million as a result of net proceeds of
$39.5 million from a follow-on stock offering completed August 4, 2003. Net working capital also improved to $35.6 million as of the end of fiscal 2003.
    "Our financial profile has strengthened dramatically as a result of a successful follow-on stock offering and improved operating performance highlighted by our return to profitability," stated Tom Paulson, Innovex's Chief Financial Officer. "We now have the financial flexibility to handle the significant business growth expected during fiscal 2004 and to make strategic investments that will improve our operating efficiency," stated Paulson.
    Cash flow from operations was $500,000 in the fiscal 2003 fourth quarter, benefiting from net income and non-cash charges for depreciation offsetting the increase in accounts receivable during the quarter. Cash flow from operations for fiscal 2003 was $1.3 million as the net loss and non-cash charges for depreciation more than offset the net impact of increased accounts receivables and accounts payables.
    Innovex will conduct a conference call and web cast for investors beginning at 10:00 a.m. Central Standard Time (CST) on Tuesday, November 4, 2003. During the conference call, Mr. Murnane and senior managers will discuss product acceptance, historical results and future outlook.
    To listen to the live conference call, dial 785-832-1508 and ask for conference ID "Innovex." The live web cast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available on Tuesday, November 4 through 11:59 p.m. ET on Thursday, November 6. To access the replay, dial (402) 220-0117 and ask for conference ID "Innovex." The web cast version of the conference call will be archived at www.innovexinc.com/investor.shtml .
    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic
devices.   Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.
    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


                                INNOVEX, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In thousands)

                                                        Three Months Ended
                                                 September 30,   September 30,
                                                     2003             2002

    Net sales                                      $41,483           $30,089
    Costs and expenses:
     Cost of sales                                  34,222            28,388
     Selling, general and administrative             4,327             4,143
     Engineering                                     1,658             1,626
     Restructuring charges                               0                 0
     Net interest (income) expense                     372               566
     Net other (income) expense                        211                (4)
    Income (loss) before income taxes                  693            (4,630)

    Provision for income taxes                         (66)           (2,027)

    Net income (loss)                                 $759           ($2,603)

    Net income (loss) per share:
        Basic                                        $0.04            ($0.17)
        Diluted                                      $0.04            ($0.17)

    Weighted average shares outstanding:
        Basic shares                                17,433            15,108
        Diluted shares                              18,426            15,108


                                                     Twelve Months Ended
                                                September 30,    September 30,
                                                    2003              2002

    Net sales                                     $153,007          $134,728
    Costs and expenses:
     Cost of sales                                 132,142           118,672
     Selling, general and administrative            17,941            16,618
     Engineering                                     6,459             5,665
     Restructuring charges                             750               950
     Net interest (income) expense                   2,040             2,615
     Net other (income) expense                        233              (351)
    Income (loss) before income taxes               (6,558)           (9,441)

    Provision for income taxes                      (3,599)           (5,606)

    Net income (loss)                              ($2,959)          ($3,835)

    Net income (loss) per share:
        Basic                                       ($0.19)           ($0.25)
        Diluted                                     ($0.19)           ($0.25)

    Weighted average shares outstanding:
        Basic shares                                15,735            15,080
        Diluted shares                              15,735            15,080


                                INNOVEX, INC.
                         CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                               September 30,     September 30,
    Assets                                           2003               2002
      Cash and short-term investments              $21,607             $2,364
      Accounts receivable, net                      24,450             16,773
      Inventory                                      8,635              9,286
      Other current assets                           5,839              6,259
         Total current assets                       60,531             34,682
      Property, plant and equipment, net            66,881             73,692
      Intangible & other assets, net                 5,342              3,021
      Deferred income taxes long term                4,829              3,533
          Total assets                            $137,583           $114,928

    Liabilities and Stockholders' Equity
      Current liabilities                          $24,949            $35,135
      Long-term debt                                 9,087             15,372
      Stockholders' equity                         103,547             64,421
          Total liabilities and
           stockholders' equity                   $137,583           $114,928


                                  INNOVEX, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                             Twelve Months Ended September 30,
                                                     2003              2002
    CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                              $(2,959)          $(3,835)
    Adjustments to reconcile net income
     (loss) to net cash provided by (used in)
      operating activities:
        Depreciation and amortization               11,709            13,359
        Restructuring charges                          750               950
        Other non-cash items                            (8)             (124)
    Changes in operating assets and liabilities:
          Accounts receivable                       (7,677)            2,542
          Inventories                                  650             4,497
          Income taxes                               1,303               686
          Deferred income taxes                     (4,329)            9,037
          Other current assets                        (148)           (1,281)
          Accounts payable                           2,730            (3,364)
          Other liabilities                           (755)           (6,601)
    Net cash provided by (used in)
     operating activities                            1,266            15,866

    CASH FLOWS FROM INVESTING ACTIVITIES:
       Capital expenditures                         (4,946)           (3,535)
       Proceeds from sale of assets                     33             2,451
    Net cash provided by (used in)
     investing activities                           (4,913)           (1,084)

    CASH FLOWS FROM FINANCING ACTIVITIES:
       Net long-term debt activity                 (11,892)           (9,699)
       Net line of credit activity                  (7,302)           (4,598)
       Proceeds from shares issues through
        follow on                                   39,462               -
       Proceeds from exercise of stock options       2,622                81
    Net cash provided by (used in)
     financing activities                           22,890           (14,216)

    Increase (decrease) in cash and
     equivalents                                    19,243               566

    Cash and equivalents at beginning of
     period                                          2,364             1,798
    Cash and equivalents at end of period          $21,607            $2,364

SOURCE  Innovex, Inc.
    -0-                             11/03/2003
    /CONTACT: Tom Paulson, CFO, or Doug Keller, VP - Finance, of Innovex, +1-763-479-5300, fax, +1-763-479-5395/
    /Web site:  http://www.innovexinc.com /
    (INVX)

CO:  Innovex, Inc.
ST:  Minnesota
IN:  TLS CPR CSE HRD
SU:  ERN CCA